[Missing Graphic Reference]
EXHIBIT 8
Founded in 1852 by Sidney Davy Miller		MICHIGAN: Ann Arbor Detroit ཉ Grand Rapids Howell ཉ Kalamazoo Lansing ཉ Monroe ཉ Troy New York, NY Pensacola, FL Washington, DC CANADA: Windsor, ON
Phillip D. Torrence TEL: (269) 383-5804 FAX: (269) 382-0244 E-MAIL: torrence@millercanfield.com	444 West Michigan Avenue Kalamazoo, Michigan 49007 TEL: (269) 381-7030 FAX: (269) 382-0244 www.millercanfield.com	poland: Gdynia Katowice ཉ Warsaw
September 15, 2006

Capitol Bancorp Ltd.
Capitol Bancorp Center
200 Washington Square North, 4th Floor
Lansing, Michigan 48933

Re:	Federal Income Tax Consequences of Plan of Share Exchange

Ladies and Gentlemen:

We have acted as special federal income tax counsel to Capitol Bancorp Ltd., a Michigan corporation (“Capitol”) in connection with the Plan of Share Exchange (the “Plan”) between Capitol and Capitol Development Bancorp Limited I, a Michigan corporation (“CDBL I”) dated as of August 31, 2006.

Capitol has filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), a registration statement on Form S-4 (the “Registration Statement”), with respect to the common shares of Capitol to be issued to holders of shares of common stock of CDBL I (other than Capitol) in connection with the Plan. In addition, Capitol has prepared, and we have reviewed, a Proxy Statement/Prospectus which is contained in and made a part of the Registration Statement (the “Proxy Statement”). In rendering our opinion, we have relied upon the facts stated in the Proxy Statement, the representations provided to us by Capitol and CDBL I, as summarized below, and upon such other documents as we have deemed appropriate, including the information about Capitol and CDBL I referenced in the Proxy Statement.

We have assumed and you have advised us that (i) all parties to the Plan, and to any other documents reviewed by us, have acted, and will act, in accordance with the terms of the Plan, (ii) all facts, information, statements and representations qualified by the knowledge and/or belief of Capitol and/or CDBL I will be complete and accurate as of the effective date of the Plan as though not so qualified, (iii) the Plan will be consummated pursuant to the terms and conditions set forth in the Plan without the waiver or modification of any such terms and conditions, (iv) the Plan will be authorized by and will be effected pursuant to and in compliance with applicable state law, (v) the transaction contemplated by the Plan complies with the legal requirements of applicable state and federal law, and (vi) the parties to the Plan have satisfied the legal requirements applicable to each party. We have also assumed that each CDBL I shareholder holds the shares of CDBL I common stock to be surrendered under the Plan as a capital asset.

Our opinion also does not address any consequences arising under the laws of any state, locality or foreign jurisdiction. Additionally, this opinion does not address the specific federal income tax consequences that may be relevant to a particular shareholder receiving special treatment under some federal income tax laws, including: (i) banks; (ii) tax-exempt organizations; (iii) insurance companies; (iv) dealers in securities or foreign currencies; (v) CDBL I shareholders, if any, who received their CDBL I common stock through the exercise of employee stock options or otherwise as compensation; (vi) CDBL I shareholders who are not U.S. persons; and (vii) CDBL I shareholders who hold CDBL I common stock as part of a hedge, straddle, or conversion transaction.

Our opinion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), published judicial decisions, administrative regulations, published rulings and procedures in existence as of the above date. Future legislative, judicial or administrative changes, either prospective or retrospective, could affect our opinion. Our opinion is not binding on the Internal Revenue Service or the courts. Finally, we undertake no responsibility to update this opinion because of any future change which might affect this opinion for any reason.

Except for the opinions related to the federal income tax consequences stated herein, we have not reviewed nor do we render an opinion of the proposed form of the transaction contemplated by the Plan. Further, no rulings have been or will be sought from the Internal Revenue Service regarding any matters relating to the exchange.

Our opinion is predicated on the accuracy of the following representations provided to us by Capitol:

A. The fair market value of the Capitol common stock to be received by the CDBL I shareholders will be approximately equal to the fair market value of the CDBL I common stock surrendered under the Plan.

B. Capitol has no plan or intention to liquidate CDBL I; to merge CDBL I into another corporation; to cause CDBL I to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business; or to sell or otherwise dispose of any of the CDBL I common stock acquired in the transaction.

C. Capitol has no plan or intention to reacquire any of its common stock issued under the Plan.

D. Capitol, CDBL I and the shareholders of CDBL I will pay their respective expenses, if any, incurred in connection with the Plan.

E. The only consideration that will be received by the shareholders of CDBL I for their common stock of CDBL I is voting common stock of Capitol. Further, no liabilities of CDBL I or any CDBL I shareholder will be assumed by Capitol, nor will any of the CDBL I stock acquired by Capitol be subject to any liabilities.

F. Capitol will not own as of immediately before the effective date of the Plan, directly or indirectly, any CDBL I common stock other than the CDBL I common stock first acquired by Capitol upon the formation of CDBL I in October of 2003.

G. Any cash payment made by Capitol to CDBL I shareholders in lieu of fractional shares of Capitol is solely for the purpose of avoiding the expense and inconvenience to Capitol of issuing fractional shares and does not represent separately bargained-for consideration. The total cash consideration that will be paid under the Plan to the CDBL I shareholders instead of issuing fractional shares of Capital common stock will not exceed one percent of the total consideration that will be issued under the Plan to the CDBL I shareholders in exchange for their CDBL I common stock. The fractional share interests of each CDBL I shareholder will be aggregated and no CDBL I shareholder will receive cash in an amount equal to or greater than the value of one full share of Capitol common stock.

H. Capitol is not an investment company as defined in Section 368(a)(2)(F)(iii) or (iv) of the Code.

I. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and Capitol has no plan or intention to waive or modify any such material condition.

Our opinion is also predicated on the accuracy of the following representations provided to us by CDBL I:

A. The Plan will be consummated in compliance with the material terms contained in the Registration Statement, none of the material terms and conditions therein have been or will be waived or modified and CDBL I has no plan or intention to waive or modify any such material condition.

B. The fair market value of the Capitol common stock to be received by the CDBL I shareholders will be approximately equal to the fair market value of the CDBL I common stock surrendered under the Plan.

C. CDBL I has no plan or intention to issue additional shares of its stock that would result in Capitol losing “control” of CDBL I within the meaning of Section 368(c) of the Code.

D. Capitol, CDBL I and the shareholders of CDBL I will pay their respective expenses, if any, incurred in connection with the Plan.

E. CDBL I has two classes of common stock consisting of Class A Common Stock (the “Class A Common Stock”) and Class B Common Stock (the “Class B Common Stock”). The Class A Common Stock is entitled to vote on all matters submitted to a vote of the shareholders of CDBL I under the applicable provisions of the Michigan Business Corporation Act, as amended. The Class B Common Stock is entitled to limited voting rights. Other than the Class A Common Stock and the Class B Common Stock, CDBL I has no other shares of capital stock authorized. At the time the Plan is executed, CDBL I will not have outstanding any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire any stock in CDBL I.

F. Following the execution of the Plan, CDBL I will continue its historic business or use a significant portion of its historic business assets in a business.

G. CDBL I is not an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

H. On the effective date of the Plan, the fair market value of the assets of CDBL I will exceed the sum of its liabilities and the liabilities, if any, to which the assets are subject.

Based upon and subject to the foregoing, and subject to the qualifications, limitations, representations and assumptions contained in the portion of the Proxy Statement captioned “Material Federal Income Tax Consequences” and incorporated by reference in this opinion, we are of the opinion that:

1. The exchange will qualify as a reorganization within the meaning of Section 368(a)(1)(B) of the Code;

2. No gain or loss will be recognized by the shareholders of CDBL I who exchange their CDBL I common stock solely for Capitol common stock (except with respect to cash received instead of fractional shares of Capitol common stock);

3. The aggregate tax basis of the Capitol common stock received by CDBL I shareholders who exchange all of their CDBL I common stock for Capitol common stock in the exchange will be the same as the aggregate tax basis of the CDBL I common stock surrendered in the exchange (reduced by any adjusted basis allocable to a fractional share of Capitol common stock for which cash is received);

4. The holding period of the Capitol common stock received by a former shareholder of CDBL I will include the holding period of shares of CDBL I common stock surrendered in the exchange; and

5. A holder of CDBL I common stock who receives a cash payment instead of a fractional share of Capitol common stock will recognize capital gain or loss to the extent such cash payment is treated pursuant to Section 302 of the Code as made in exchange for the fractional share. Such gain or loss will be equal to the difference between the cash amount received and the portion of the holder's adjusted basis in shares of CDBL I common stock allocable to the fractional share, and such gain or loss will be long-term capital gain or loss for federal income tax purposes if the holder's holding period in the CDBL I common stock satisfies the long-term holding period requirement.

No opinion is expressed on any matters other than those specifically stated. This opinion is furnished to you for use in connection with the Registration Statement and may not be used for any other purpose without our prior express written consent. We consent to the filing of this opinion as an exhibit to the Registration Statement filed by Capitol with the Securities and Exchange Commission for the purpose of registering Capitol’s shares under the Securities Act and to the use of our name in that portion of the Proxy Statement captioned “Material Federal Income Tax Consequences.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

A copy of this opinion is included as an exhibit to the Registration Statement as a document required to be filed with the Securities and Exchange Commission pursuant to the rules and regulations promulgated under the Securities Act by the Securities and Exchange Commission. Accordingly, this opinion does not constitute a “covered opinion” within the meaning of section 10.35 of Treasury Department Circular No. 230 promulgated by the United States Department of Treasury in Title 31 of the Code of Federal Regulations.

Respectfully submitted,

/s/ Miller, Canfield, Paddock and Stone, p.l.c.

Miller, Canfield, Paddock and Stone, p.l.c.